Exhibit 10.7

SECURITY AGREEMENT

     This Security Agreement (this “Agreement”) is executed as of July 28, 2004 (“Effective Date”), by USM Systems, Ltd. (“Debtor”), in favor of Integrated Business System & Services, Inc. (the “Secured Party”).

     WHEREAS, pursuant to that certain promissory note dated May 10, 2004 by Debtor, as maker, for the benefit of the Secured Party (the “Promissory Note”), the Secured Party loaned Debtor certain amounts for use by Debtor as working capital for its business operations in connection with the letter of intent between Debtor and the Secured Party dated as of May 10, 2004;

     WHEREAS, Debtor and The Chester Przygoda, Jr. Revocable Trust UAD 06/03/04 (the “Trust”) entered into that certain exclusive license agreement dated July 8, 2004 pursuant to which the Trust grants to Debtor the exclusive right to use the patents and related utility and design features including all improvements, enhancements and modifications thereto set forth on the attached Exhibit A (collectively, the “Patents”) in connection with the manufacture, sale and distribution of any products within the purview of, or using any of, the Patents;

     NOW, THEREFORE, for the consideration set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Debtor agrees to the following:

     1. Granting of Security Interest. To secure the prompt payment and performance of all of Debtor’s debts, duties, liabilities and obligations to the Secured Party under the Promissory Note and all renewals, modifications and extensions thereof (collectively, “USMS Obligations”), Debtor hereby grants to the Secured Party a first priority security interest in (a) all accounts, general intangibles, instruments, rents, monies, payments and all other rights, now or hereafter acquired, arising out of the sale, lease, license or other disposition of any goods or related software generated from the Patents and all proceeds thereof; and (b) all payment intangibles resulting from the Reseller Agreement dated April 11, 2000 between Debtor and the Secured Party and all proceeds thereof (collectively, the “Collateral”). The Collateral shall remain subject to the Secured Party’s security interest until all of the USMS Obligations are paid and satisfied in full or until otherwise cancelled or terminated by the Secured Party in accordance with the terms of this Agreement. The security interest on the Collateral shall be subordinate and otherwise subject to the rights of Midwest Guaranty Bank (the “Bank”) under that certain commercial security agreement between the Bank and Debtor dated as of February 8, 2002 for those amounts outstanding under such security agreement as of the date hereof (the “Bank Lien”).

     2. Representations and Warranties. Debtor represents and warrants to the Secured Party that: (a) Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan; (b) Debtor has full power and authority to execute, deliver and perform this Agreement; (c) Debtor now has and shall at all subsequent times shall have, exclusive, good and marketable title to the Collateral, free and clear of all claims, security interests, liens and encumbrances whatsoever, except the security interest evidenced by this Agreement and the Bank Lien; and (d) the security interest granted to the Secured Party in this Agreement shall constitute at all times a valid, enforceable, duly-perfected, first-priority security interest in the Collateral, except the Bank Lien. Debtor shall not grant any security interest in or permit any lien or encumbrance on any of the Collateral in favor of any person or entity.

     3. Additional Documents. Debtor hereby authorizes the Secured Party to file all financing statements and continuation statements necessary or desirable to perfect and maintain the Secured Party’s security interest in the Collateral.

     4. Default. Debtor’s failure to pay or to pay or perform as and when due any of the USMS Obligations or Debtor’s failure to comply with any of the terms and conditions of this Agreement shall constitute an event of default under this Agreement. Upon the occurrence of any event of default: (a) the Secured Party may, at its sole election, without notice to Debtor, declare all of the USMS Obligations immediately due and payable; and (b) the Secured Party may pursue all of its other rights and remedies under this Agreement and applicable law. Debtor shall pay to the Secured Party promptly all of the Secured Party’s attorneys’ fees and costs relating to the enforcement of this Agreement and the Secured Party’s rights in the Collateral, and all of those fees and costs shall be secured by the Secured Party’s security interest in the Collateral. Debtor waives all notices and demands which either may be entitled to receive with respect to the Collateral or this Agreement under applicable law. If applicable law requires the Secured Party to give Debtor notice of a proposed disposition of the Collateral, notice given by the Secured Party five days before the proposed disposition shall be deemed reasonable.

     5. Nonwaiver. The Secured Party’s failure at any time or times after the Effective Date to require strict performance of this Agreement shall not waive any right of the Secured Party at any time to demand strict performance of this Agreement, and any waiver by the Secured Party of any default shall not waive or affect any other default.

     6. Notice. Any notice permitted or required under this Agreement shall be deemed given if in writing and delivered personally or by facsimile or mailed by registered or certified mail, return receipt requested, to the respective addresses listed below or such subsequent addresses of which the parties give each other written notice:

To Debtor:	To the Secured Party:

USM Systems, Ltd.	Integrated Business System & Services, Inc.
2998 Eleven Mile Road, Suite 200	1601 Shop Road, Suite E
Berkley, Michigan 48072	Columbia, SC 29201

     7. Miscellaneous. This Agreement shall be binding on, and shall enure to the benefit of, the parties and their respective successors, heirs and assigns. This Agreement and any controversy relating to the Collateral or this Agreement shall be governed by South Carolina law, excluding its conflict of law principles. This Agreement contains the entire agreement of the parties relating to the subject matter and may be modified only by written Agreement, signed by both parties, expressly modifying this Agreement.

IN WITNESS WHEREOF, the parties hereby execute this Agreement under seal, as is their intention, as of the Effective Date.

USM Systems, Ltd.

By:	/s/ Chester T. Przygoda, Jr.

Name:	Chester T. Przygoda, Jr.

Title:	President

EXHIBIT A

Country	Atty.Doc. No.	Type	Status	Filing Date	Appl. No.	Patent No.	Issue Date
U.S.	68127-001	ORD	Granted	April 21, 2000	09/558751	6373389	April 16, 2002
WO	68127-002	ORD	NATL’S	April 19, 2001	01/12671
U.S.	68127-017	CIP	Granted	March 5, 2002	10/091858	6717517	April 6, 2004
Japan	68127-018	PCT	Published	April 21, 2000	579262
European	68127-019	PCT	Published	April 21, 2000	01927184.0
Canada	68127-020	PCT	Pending	April 19, 2001	2406735
U.S.	68127-022	CON	Pending	January 28, 2004	10/766203

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